As filed with the Securities and Exchange Commission on October 8, 2015
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Check Point Software Technologies Ltd.
(Exact name of registrant as specified in its charter)

Israel (State or other jurisdiction of incorporation or organization)	Not applicable (I.R.S. Employer Identification No.)

5 Ha’solelim Street, Tel Aviv, Israel (Address of Principal Executive Offices)	Not applicable (Zip Code)

Check Point Software Technologies Ltd. Employee Stock Purchase Plan, as amended and restated
(Full title of the plan)

John Slavitt, Esq. General Counsel Check Point Software Technologies, Inc. 959 Skyway Road, Suite 300 San Carlos, CA 94070 (650) 628-2110
(Name and address of agent for service)

Copy to:

Rezwan D. Pavri, Esq. Goodwin Procter LLP 135 Commonwealth Drive Menlo Park, CA 94025 | USA Tel: (650) 752-3100 Fax: (650) 853-1038	Tuvia J. Geffen, Adv. Naschitz, Brandes, Amir & Co. 5 Tuval Street Tel Aviv 6789717, Israel Tel: (972) 3-623-5000 Fax: (972) 3-623-5005

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)		Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Ordinary shares, par value NIS 0.01 per share, issuable under the Check Point Software Technologies Ltd. Employee Stock Purchase Plan, as amended and restated	500,000	(3)	$80.44	$40,220,000	$4,050.16

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (this “Registration Statement”) shall also cover an additional indeterminable number of ordinary shares which become issuable under the Check Point Software Technologies Ltd. Employee Stock Purchase Plan, as amended and restated, (the “Plan”) by reason of any future share dividend, share split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of outstanding ordinary shares.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act, based upon $80.44, the average of the high and low sales prices of the registrant’s ordinary shares on the NASDAQ Global Select Market on October 6, 2015.

(3)	Additional ordinary shares authorized for issuance pursuant to awards made under the Plan as a result of the amendment and restatement of the Plan.

EXPLANATORY NOTE

This Registration Statement on Form S-8 registers an additional 500,000 ordinary shares, par value NIS 0.01 per share (“Ordinary Shares”), of Check Point Software Technologies Ltd. (the “Registrant”) for issuance pursuant to awards under the Check Point Software Technologies Ltd. Employee Stock Purchase Plan, as amended and restated (the “Plan”).  In accordance with General Instruction E of Form S-8, the contents of the Registrant’s Registration Statement on Form S-8 (File No. 333-7260) filed with the Securities and Exchange Commission (the “Commission”) on July 16,1997, are incorporated herein by reference, and the information required by Part II is omitted, except as supplemented by the information set forth below.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                  Incorporation of Documents by Reference.

The following documents and information previously filed with the Commission by the Registrant are incorporated herein by reference into this Registration Statement:

•
the description of the Registrant’s Ordinary Shares contained in the Registrant’s Registration Statement on Form F-1 (File No. 333-6412) filed with the Commission on February 7, 1997, under the Securities Act of 1933, as amended, (the “Securities Act”) including any amendment or report filed for the purpose of updating such description;

•	the Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2014, filed with the Commission on April 24, 2015; and

•
the Registrant’s Reports on Form 6-K filed with the Commission on April 16, 2015, April 20, 2015, May 7, 2015, June 9, 2015, July 22, 2015 and September 1, 2015, except, in each case, to the extent that information therein is furnished to and not filed with the Commission.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment indicating that all of the securities offered hereunder have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part of this Registration Statement (in the case of any Report on Form 6-K, if and to the extent the Registrant identifies in the Report on Form 6-K that it is being incorporated by reference herein) from the date of filing of such documents.  Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any subsequently filed document that is also incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8.                  Exhibits.

Exhibit
No.	Description

4.1	Check Point Software Technologies Ltd. Employee Stock Purchase Plan, as amended and restated.

5.1	Opinion of Naschitz, Brandes, Amir & Co., Advocates.

23.1	Consent of Naschitz, Brandes, Amir & Co., Advocates (included in Exhibit 5.1).

23.2	Consent of Kost, Forer, Gabbay & Kasierer, a Member of EY Global.

24.1	Power of Attorney (on signature page).

Item 9.                  Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Tel Aviv, Israel, on October 8, 2015.

Check Point Software Technologies Ltd.
By:	/s/ Gil Shwed
Gil Shwed
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints GIL SHWED, TAL PAYNE and JOHN SLAVITT, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person’s name, place and stead, and in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their, his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Gil Shwed	Chief Executive Officer	October 8, 2015
Gil Shwed	(Principal Executive Officer)

/s/ Tal Payne	Chief Financial Officer	October 8, 2015
Tal Payne	(Principal Financial and Accounting Officer)

/s/ Marius Nacht	Chairman of the Board	October 8, 2015
Marius Nacht

/s/ Jerry Ungerman	Director	October 8, 2015
Jerry Ungerman

/s/ Yoav Chelouche	Director	October 8, 2015
Yoav Chelouche

/s/ Irwin Federman	Director	October 8, 2015
Irwin Federman

/s/ Guy Gecht	Director	October 8, 2015
Guy Gecht

/s/ Dan Propper	Director	October 8, 2015
Dan Propper

/s/ Ray Rothrock	Director	October 8, 2015
Ray Rothrock

/s/ David Rubner	Director	October 8, 2015
David Rubner

/s/ Tal Shavit	Director	October 8, 2015
Tal Shavit

/s/ John Slavitt	Authorized Representative in the United States	October 8, 2015
Check Point Software Technologies, Inc.

INDEX TO EXHIBITS

Exhibit
No.	Description

4.1	Check Point Software Technologies Ltd. Employee Stock Purchase Plan, as amended and restated.

5.1	Opinion of Naschitz, Brandes, Amir & Co., Advocates.

23.1	Consent of Naschitz, Brandes, Amir & Co., Advocates (included in Exhibit 5.1).

23.2	Consent of Kost, Forer, Gabbay & Kasierer, a Member of EY Global.

24.1	Power of Attorney (on signature page).